Exhibit 16.1

May 8, 2008

U.S. Securities and Exchange Commission	Audit – Tax – Advisory
Office of the Chief Accountant
100 F Street, NE	Grant Thornton LLP
Washington. DC 20549	207 S College Street, Suite 2500
Re: AGY Holding Corp.	Charlotte, NC 28244-0700

T 704.632.3500
F 704.334.7701
www.GrantThornton.com

Dear Sir or Madam:

We have read the disclosure under the heading “Changes and Disagreements with Accountants on Accounting and Financial Disclosure” in the Form S-4 dated May 8, 2008 of AGY Holding Corp. to be filed with the Securities and Exchange Commission and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton LLP
Grant Thornton LLP